Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

Our report on our audit of the financial statements of Milestone Scientific, Inc. and Subsidiaries as of December 31, 2002 and for the years ended December 31, 2002 and 2001 is included in this Annual Report on Form 10-KSB for the years ended December 31, 2002 and 2001, is dated April 1, 2003, except for Notes B and H which are as of April 15, 2003. We consent to the incorporation by reference of our report in the following Registration Statement previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Registration Statement on Form S-3 with SEC File No. 333-39784.


                                                        J.H. Cohn LLP

Roseland, New Jersey
April 15, 2003